December 12, 2005

FOR IMMEDIATE RELEASE

Contacts: Tim Wesley      Sue Ezrine
                   502-875-4500    859-367-3704
                   President, American Founders       Investor Relations, First Security

American Founders to acquire First Security Bancorp of Lexington, Kentucky

Lexington, Kentucky - American Founders Bank, Inc. of Frankfort, Kentucky and First Security Bancorp, Inc. of Lexington, Kentucky jointly announced today that they have signed a definitive agreement for the purchase of First Security by American Founders in a $38.5 million cash transaction. First Security shareholders will receive $24 per share.

American Founders and First Security will have combined assets of about $500 million and offices in Fayette, Franklin and Shelby counties when the transaction is completed in the first half of 2006.

American Founders and First Security are both locally owned community banks committed to local decision making and jobs, customer service, and economic growth.

Tim Wesley, President of American Founders, said “the entire American Founders Board of Directors, which includes former Governor Brereton C. Jones and Kentucky entrepreneur Tracy Farmer, is excited about joining First Security with its focus in Lexington and the Bluegrass area.”

Julian Beard, Chairman and a founder of First Security, commented, “We could not find a better partner to carry on the First Security tradition. The combined organization will add jobs and services in its central Kentucky communities.”

Doug Hutcherson, President & CEO of First Security, added “This is an excellent combination for our shareholders, our clients throughout Kentucky, and our employees. We’re very pleased.”

The combined organization will have 7 banking offices with additional offices planned for Anderson and Jefferson counties.

The transaction is subject to shareholder and regulatory approvals.

First Security may from time to time make written or oral statements, including statements contained in this report, which may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The words “may”,“expect”, “anticipate”, “intend”, “consider”, “plan”, “believe”, “seek”, “should”, “estimate”, and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These statements should be considered subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. First Security’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors. Such factors are described below and include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) increased competition with other financial institutions, (iii) the inability of our bank subsidiary, First Security Bank of Lexington, Inc. (“FS Bank”) to attract and retain key management personnel, (iv) the lack of sustained growth in the economy in the Lexington, Kentucky area, (v) rapid fluctuations or unanticipated changes in interest rates, (vi) the inability of FS Bank to satisfy regulatory requirements and (vii) changes in the legislative and regulatory environment. Many of such factors are beyond First Security’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. First Security does not intend to update or reissue any forward-looking statements contained in this report as a result of new information or other circumstances that may become known to First Security.